                              RESOLUTIONS OF THE
                             BOARD OF DIRECTORS OF
                            APPLIED MATERIALS, INC.

                             AMENDMENT OF BYLAWS

                           Adopted on July 7, 1999

                RESOLVED, that Article VIII, Section 8.1, of the bylaws of the Corporation be amended to read as follows:

                "8.1    Amendment.  The bylaws of the corporation may be
altered, amended or repealed or new bylaws may be adopted by either the (i) board of directors or (ii) stockholders upon the affirmative vote of the holders of not less than a majority of the total voting power of all issued and outstanding shares of stock in this corporation entitled to vote thereon."

                RESOLVED FURTHER, that the Secretary of the Corporation
hereby is directed to include in the corporate minute books copies of the foregoing amendment to the bylaws of the Corporation; and

                RESOLVED FURTHER, that the proper officers of the
Corporation are, and each hereby is, authorized and directed, jointly and severally, for and on behalf and in the name of the Corporation, to do or cause to be done any and all acts, including but not limited to the execution and delivery of any and all papers, agreements, documents, instruments and certificates, as such officers may deem necessary or appropriate to carry out the purposes and intent of the foregoing resolution, and the performance of any such acts, including but not limited to the execution and delivery by such officers of any such papers, agreements, documents, instruments and certificates, shall conclusively establish the authority of such officers therefor; and

                RESOLVED FURTHER, that any actions taken by such officers
prior to this action by the Board of Directors approving the foregoing resolutions that are within the authority conferred hereby are hereby ratified, confirmed and approved as the acts and deeds of the
Corporation.